                              AMENDED AND RESTATED

                      TRANSFER AGENCY AND SERVICE AGREEMENT

                                      AMONG

                      AIM CORE ALLOCATION PORTFOLIO SERIES,

                         AIM INVESTMENT SERVICES, INC.,

                                       AND

                              A I M ADVISORS, INC.

                                TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
ARTICLE 1  TERMS OF APPOINTMENT; DUTIES OF THE TRANSFER AGENT ...........     3

ARTICLE 2  FEES AND EXPENSES ............................................     5

ARTICLE 3  REPRESENTATIONS AND WARRANTIES OF THE TRANSFER AGENT .........     5

ARTICLE 4  REPRESENTATIONS AND WARRANTIES OF THE FUND ...................     6

ARTICLE 5  INDEMNIFICATION ..............................................     6

ARTICLE 6  COVENANTS OF THE FUND AND THE TRANSFER AGENT .................     8

ARTICLE 7  TERMINATION OF AGREEMENT .....................................     8

ARTICLE 8  ADDITIONAL FUNDS .............................................     8

ARTICLE 9  LIMITATION OF SHAREHOLDER LIABILITY ..........................     9

ARTICLE 10 ASSIGNMENT ...................................................     9

ARTICLE 11 AMENDMENT ....................................................     9

ARTICLE 12 TEXAS LAW TO APPLY ...........................................     9

ARTICLE 13 MERGER OF AGREEMENT ..........................................     9

ARTICLE 14 COUNTERPARTS .................................................    10

                              AMENDED AND RESTATED
                      TRANSFER AGENCY AND SERVICE AGREEMENT

     AGREEMENT made as of the 1st day of July, 2006, by and among AIM Core Allocation Portfolio Series, a Delaware statutory trust, having its principal office and place of business at 11 Greenway Plaza, Suite 100, Houston, Texas 77046 (the "Fund"), AIM Investment Services, Inc., a Delaware corporation having its principal office and place of business at 11 Greenway Plaza, Suite 100, Houston, Texas 77046 (the "Transfer Agent"), and A I M Advisors, Inc., a Delaware corporation having its principal office and place of business at 11 Greenway Plaza, Suite 100, Houston, Texas 77046 (the "Advisor").

     WHEREAS, the Transfer Agent is registered as such with the Securities and Exchange Commission (the "SEC"); and

     WHEREAS, the Fund is authorized to issue shares in separate series, with each such series representing interests in a separate portfolio of securities and other assets; and

     WHEREAS, the Fund on behalf of each of the portfolios thereof (the "Portfolios") desires to appoint the Transfer Agent as its transfer agent, and agent in connection with certain other activities, with respect to the Portfolios, and the Transfer Agent desires to accept such appointment; and

     WHEREAS, the Advisor has entered into a management agreement with the Fund under which the Advisor has agreed to perform or oversee the performance of all services necessary to operate the Fund, including transfer agency services, and has agreed that the compensation for such services shall be the responsibility of the Advisor;

     NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

                                    ARTICLE 1
               TERMS OF APPOINTMENT; DUTIES OF THE TRANSFER AGENT

     1.01 Subject to the terms and conditions set forth in this Agreement, the Fund hereby employs and appoints the Transfer Agent to act as, and the Transfer Agent agrees to act as, its transfer agent for the authorized and issued shares of beneficial interest of the Fund representing interests in each of the respective Portfolios ("Shares"), dividend disbursing agent, and agent in connection with any accumulation or similar plans provided to shareholders of each of the Portfolios (the "Shareholders"), including without limitation any periodic investment plan or periodic withdrawal program, as provided in the currently effective prospectus and statement of additional information (the "Prospectus") of the Fund on behalf of the Portfolios.

     1.02 The Transfer Agent agrees that it will perform the following services:

     (a) The Transfer Agent shall, in accordance with procedures established from time to time by agreement between the Fund on behalf of each of the Portfolios, as applicable, and the Transfer Agent:

          (i) receive for acceptance, orders for the purchase of Shares, and promptly deliver payment and appropriate documentation thereof to the Custodian of the Fund authorized pursuant to the Agreement and Declaration of Trust and By-Laws of the Fund (the "Custodian");

          (ii) pursuant to purchase orders, issue the appropriate number of Shares and hold such Shares in the appropriate Shareholder account;

          (iii) receive for acceptance redemption requests and redemption directions and deliver the appropriate documentation thereof to the Custodian;

          (iv) at the appropriate time as and when it receives monies paid to it by the Custodian with respect to any redemption, pay over or cause to be paid over in the appropriate manner such monies as instructed by the Fund;

          (v) effect transfers of Shares by the registered owners thereof upon receipt of appropriate instructions;

          (vi) prepare and transmit payments for dividends and distributions declared by the Fund on behalf of the Shares;

          (vii) maintain records of account for and advise the Fund and its Shareholders as to the foregoing; and

          (viii) record the issuance of Shares of the Fund and maintain pursuant to SEC Rule 17Ad-1O(e) a record of the total number of Shares which are authorized, based upon data provided to it by the Fund, and issued and outstanding.

     The Transfer Agent shall also provide the Fund on a regular basis with the total number of Shares which are authorized and issued and outstanding and shall have no obligation, when recording the issuance of Shares, to monitor the issuance of such Shares or to take cognizance of any laws relating to the issue or sale of such Shares, which function shall be the sole responsibility of the Fund.

     (b) In addition to the services set forth in the above paragraph (a), the Transfer Agent shall: perform the customary services of a transfer agent, including but not limited to maintaining all Shareholder accounts, mailing Shareholder reports and prospectuses to current Shareholders, preparing and mailing confirmation forms, and statements of accounts to Shareholders for all purchases and redemptions of Shares and other confirmable transactions in Shareholder accounts, preparing and mailing activity statements for Shareholders, and providing Shareholder account information.

     (c) Procedures as to who shall provide certain of these services in Article 1 may be established from time to time by agreement between the Fund on behalf of each Portfolio and the Transfer Agent. The Transfer Agent may at times perform only a portion of these services and the other agents of the Fund may perform these services on the Fund's behalf.

     1.03 Pursuant to procedures established from time to time by agreement between the Fund and the Transfer Agent, the Transfer Agent may, as agent and acting on behalf of the

Fund, enter into certain sub-transfer agency, omnibus account service, and sub-accounting agreements (collectively, "third-party servicing arrangements") whereby an intermediary agrees to provide individual shareholder and/or record keeping services with respect to investments in the Portfolios that would otherwise be required to be provided by the Transfer Agent hereunder, provided that such intermediary has entered or will concurrently enter into an Intermediary Agreement Regarding Compliance with SEC Rule 22c-2 in substantially the form approved by the Fund. Such third-party servicing arrangements may, but are not required to, further provide that such intermediaries may designate sub-agents for purposes of receiving orders for the purchase and redemption of Shares, provided that an intermediary appointing such a sub-agent remains contractually responsible for the receipt and processing of orders received by such sub-agent. The Fund, or the Transfer Agent as agent for and on behalf of the Fund, shall maintain copies of all written agreements evidencing third-party servicing arrangements that are in effect, or that were in effect at any time during the past six years, in an easily accessible place.

                                    ARTICLE 2
                                FEES AND EXPENSES

     2.01 As compensation for services rendered by Transfer Agent during the term of this Agreement, the Advisor will pay to Transfer Agent the fee or fees set forth on Schedule A and reimburse the Transfer Agent for out-of-pocket expenses or advances incurred by the Transfer Agent for the items set forth on Schedule A. In addition, any other expenses incurred by the Fund on behalf of the applicable Portfolios will be reimbursed by the Advisor.

     2.02 The Transfer Agent may from time to time enter into certain omnibus account service and networking agreements whereby a broker/dealer or third party agrees to provide individual shareholder and/or record keeping services with respect to investments in the Portfolios that would otherwise be required to be provided by the Transfer Agent hereunder. All fees payable under the omnibus account service and networking agreements shall be an obligation of the Transfer Agent and not the Portfolios or the Advisor (with the exception of out-of-pocket expenses and advances specifically identified on Schedule A).

                                    ARTICLE 3
              REPRESENTATIONS AND WARRANTIES OF THE TRANSFER AGENT

     The Transfer Agent represents and warrants to the Fund that:

     3.01 It is a corporation duly organized and existing and in good standing under the laws of the state of Delaware.

     3.02 It is duly qualified to carry on its business in Delaware and in Texas.

     3.03 It is empowered under applicable laws and by its Charter and By-Laws to enter into and perform this Agreement.

     3.04 All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.

     3.05 It has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement.

     3.06 It is registered as a Transfer Agent as required by the federal securities laws.

     3.07 This Agreement is a legal, valid and binding obligation to it.

                                    ARTICLE 4
                   REPRESENTATIONS AND WARRANTIES OF THE FUND

     The Fund represents and warrants to the Transfer Agent that:

     4.01 It is a statutory trust duly organized and existing and in good standing under the laws of Delaware.

     4.02 It is empowered under applicable laws and by its Agreement and Declaration of Trust and By-Laws to enter into and perform this Agreement.

     4.03 All proceedings required by said Agreement and Declaration of Trust and By-Laws have been taken to authorize it to enter into and perform this Agreement.

     4.04 It is an open end management investment company registered under the Investment Company Act of 1940, as amended.

     4.05 A registration statement under the Securities Act of 1933, as amended on behalf of each of the Portfolios is currently effective and will remain effective, with respect to all Shares of the Fund being offered for sale.

                                    ARTICLE 5
                                 INDEMNIFICATION

     5.01 The Transfer Agent shall not be responsible for, and the Advisor shall on behalf of the applicable Portfolio, indemnify and hold the Transfer Agent harmless from and against, any and all losses, damages, costs, charges, counsel fees, payments, expenses and liability arising out of or attributable to:

     (a) all actions of the Transfer Agent or its agents or subcontractors required to be taken pursuant to this Agreement, provided that such actions are taken in good faith and without negligence or willful misconduct;

     (b) the Fund's lack of good faith, negligence or willful misconduct which arise out of the breach of any representation or warranty of the Fund hereunder;

     (c) the reliance on or use by the Transfer Agent or its agents or subcontractors of information, records and documents or services which (i) are received or relied upon by the Transfer Agent or its agents or subcontractors and/or furnished to it or performed by on behalf of the Fund, and (ii) have been prepared, maintained and/or performed by the Fund or any other person or firm on behalf of the Fund; provided such actions are taken in good faith and without negligence or willful misconduct;

     (d) the reliance on, or the carrying out by the Transfer Agent or its agents or subcontractors of any instructions or requests of the Fund on behalf of the applicable Portfolio; provided such actions are taken in good faith and without negligence or willful misconduct; or

     (e) the offer or sale of Shares in violation of any requirement under the federal securities laws or regulations or the securities laws or regulations of any state that such Shares be registered in such state or in violation of any stop order or other determination or ruling by any federal agency or any state with respect to the offer or sale of such Shares in such state.

     5.02 The Transfer Agent shall indemnify and hold the Advisor and the Fund harmless from and against any and all losses, damages, costs, charges, counsel fees, payments, expenses and liability arising out of or attributable to any action or failure or omission to act by the Transfer Agent as result of the Transfer Agent's lack of good faith, negligence or willful misconduct.

     5.03 At any time the Transfer Agent may apply to any officer of the Fund for instructions, and may consult with legal counsel with respect to any matter arising in connection with the services to be performed by the Transfer Agent under this Agreement, and the Transfer Agent and its agents or subcontractors shall not be liable to and shall be indemnified by the Fund on behalf of the applicable Portfolio for any action taken or omitted by it in reliance upon such instructions or upon the opinion of such counsel. The Transfer Agent shall be protected and indemnified in acting upon any paper or document furnished by or on behalf of the Fund, reasonably believed to be genuine and to have been signed by the proper person or persons, or upon any instruction, information, data, records or documents provided to the Transfer Agent or its agents or subcontractors by machine readable input, telex, CRT data entry or other similar means authorized by the Fund, and shall not be held to have notice of any change of authority of any person, until receipt of written notice thereof from the Fund.

     5.04 In the event either party is unable to perform its obligations under the terms of this Agreement because of acts of God, strikes, equipment or transmission failure or damage reasonably beyond its control, or other causes reasonably beyond its control, such party shall not be liable for damages to the other for any damages resulting from such failure to perform or otherwise from such causes.

     5.05 Neither party to this Agreement shall be liable to the other party for consequential damages under any provision of this Agreement or for any consequential damages arising out of any act or failure to act hereunder.

     5.06 In order that the indemnification provisions contained in this Article 5 shall apply, upon the assertion of a claim for which either party may be required to indemnify the other, the party seeking indemnification shall promptly notify the other party of such assertion, and shall keep the other party advised with respect to all developments concerning such claim. The party who may be required to indemnify shall have the option to participate with the party seeking indemnification in the defense of such claim. The party seeking indemnification shall in no case confess any claim or make any compromise in any case in which the other party may be required to indemnify it except with the other party's prior written consent.

                                    ARTICLE 6

                  COVENANTS OF THE FUND AND THE TRANSFER AGENT

     6.01 The Fund shall, upon request, on behalf of each of the Portfolios promptly furnish to the Transfer Agent the following:

     (a) a certified copy of the resolution of the Board of Trustees of the Fund authorizing the appointment of the Transfer Agent and the execution and delivery of this Agreement; and

     (b) a copy of the Agreement and Declaration of Trust and By-Laws of the Fund and all amendments thereto.

     6.02 The Transfer Agent shall keep records relating to the services to be performed hereunder, in the form and manner as it may deem advisable. To the extent required by Section 31 of the Investment Company Act of 1940, as amended, and the Rules thereunder, the Transfer Agent agrees that all such records prepared or maintained by the Transfer Agent relating to the services to be performed by the Transfer Agent hereunder are the property of the Fund and will be preserved, maintained and made available in accordance with such Section and Rules, and will be surrendered promptly to the Fund on and in accordance with its request.

     6.03 The Transfer Agent and the Fund agree that all books, records, information and data pertaining to the business of the other party which are exchanged or received pursuant to the negotiation or the carrying out of this Agreement shall remain confidential, and shall not be voluntarily disclosed to any other person, except as may be required by law.

     6.04 In case of any requests or demands for the inspection of the Shareholder records of the Fund, the Transfer Agent will endeavor to notify the Fund and to secure instructions from an authorized officer of the Fund as to such inspection. The Transfer Agent reserves the right, however, to exhibit the Shareholder records to any person whenever it is advised by its counsel that it may be held liable for the failure to exhibit the Shareholder records to such person.

                                    ARTICLE 7
                            TERMINATION OF AGREEMENT

     7.01 This Agreement may be terminated by either party upon sixty (60) days written notice to the other.

     7.02 Should the Fund exercise its right to terminate this Agreement, all out-of-pocket expenses associated with the movement of records and material will be borne by the Fund on behalf of the applicable Portfolios unless the Advisor otherwise agrees to reimburse the Transfer Agent for such expenses.

                                    ARTICLE 8
                                ADDITIONAL FUNDS

     8.01 In the event that the Fund establishes one or more series of Shares in addition to the Portfolios with respect to which it desires to have the Transfer Agent render services as transfer agent under the terms hereof, it shall so notify the Transfer Agent in writing, and if the Transfer Agent agrees in writing to provide such services, such series of Shares shall become a Portfolio hereunder.

                                    ARTICLE 9
                       LIMITATION OF SHAREHOLDER LIABILITY

     9.01 Notice is hereby given that this Agreement is being executed by the Fund by a duly authorized officer thereof acting as such and not individually. The obligations of this Agreement are not binding upon any of the trustees, officers, shareholders or the investment advisor of the Fund individually but are binding only upon the assets and property belonging to the Fund, on its own behalf or on behalf of a Portfolio, for the benefit of which the trustees or directors have caused this Agreement to be executed.

                                   ARTICLE 10
                                   ASSIGNMENT

     10.01 Except as provided in Section 10.03 below, neither this Agreement nor any rights or obligations hereunder may be assigned by either party without the written consent of the other party.

     10.02 This Agreement shall inure to the benefit of and be binding upon the parties and their respective permitted successors and assigns.

     10.03 The Transfer Agent may, without further consent on the part of the Fund, subcontract for the performance hereof with any entity which is duly registered as a transfer agent pursuant to Section 17A(c)(1) of the Securities Exchange Act of 1934 as amended ("Section 17A(c)(1)"); provided, however, that the Transfer Agent shall be as fully responsible to the Fund for the acts and omissions of any subcontractor as it is for its own acts and omissions.

                                   ARTICLE 11
                                    AMENDMENT

     11.01 This Agreement may be amended or modified by a written agreement executed by all parties and authorized or approved by a resolution of the Board of Trustees of the Fund.

                                   ARTICLE 12
                               TEXAS LAW TO APPLY

     12.01 This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of the State of Texas.

                                   ARTICLE 13
                               MERGER OF AGREEMENT

     13.01 This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof whether oral or written.

                                   ARTICLE 14
                                  COUNTERPARTS

     14.01 This Agreement may be executed by the parties hereto on any number of counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.

                                        AIM CORE ALLOCATION PORTFOLIO SERIES


                                        By: /s/ Robert H. Graham
                                            ------------------------------------
                                            Robert H. Graham
                                            President


ATTEST:


/s/ Jim Coppedge
-------------------------------------
Assistant Secretary


                                        AIM INVESTMENT SERVICES, INC.


                                        By: /s/ William J. Galvin, Jr.
                                            ------------------------------------
                                            William J. Galvin, Jr.
                                            President


ATTEST:


/s/ Jim Coppedge
-------------------------------------
Assistant Secretary


                                        A I M ADVISORS, INC.


                                        By: /s/ Philip A. Taylor
                                            ------------------------------------
                                            Philip A. Taylor
                                            President


ATTEST:


/s/ Jim Coppedge
-------------------------------------
Assistant Secretary

                                   SCHEDULE A

                                      FEES

     For performance by the Transfer Agent pursuant to the Agreement, the Advisor agrees on behalf of the shares of each Portfolio to pay the Transfer Agent a fee equal to $2.00 per trade executed, to be billed monthly in arrears.

INVESTMENT CREDITS

     The total fees due to the Transfer Agent from all funds affiliated with the Fund shall be reduced by an amount equal to the investment income earned by the Transfer Agent, if any, on the balances of the disbursement accounts for those funds. Such credits shall be allocated to the shares of a Portfolio based upon the number of accounts.

OUT-OF-POCKET EXPENSES

     The Advisor shall reimburse the Transfer Agent monthly for applicable out-of-pocket expenses relating to the procurement of the following goods and services, as they relate to the performance of the Transfer Agent's obligations set forth in Article 1 of the Agreement, including, but not limited to:

     (a) Remote access, license and usage charges paid by the Transfer Agent for use of shareholder record keeping and related systems provided by DST Systems, Inc., and used by the Transfer Agent to service Shareholder accounts, including but not limited to:

          (i) TA2000(R), the record keeping system on which records related to most Shareholder accounts will be maintained;

          (ii) TRAC2000(R), the record keeping system on which records related to Shareholder accounts held by and through employer-sponsored retirement plans are maintained;

          (iii) Automated Work Distributor(TM), a document imaging, storage and distribution system;

          (iv) Financial Access Network, a computer system and related software applications which will provide the necessary interfaces to allow customers to access account information residing on the TA2000 and TRAC2000 systems through aiminvestments.com;

          (v) PowerSelect(TM), a reporting database that the Transfer Agent can query to produce reports derived from Shareholder account data residing on the TA2000 and TRAC2000 systems; and

          (vi) Client specific system enhancements.

     (b) Computer and data processing and storage equipment, communication lines and equipment, printers and other equipment used in connection with the provision of services hereunder, and any expenses incurred in connection with the installation and use of such equipment and lines.

     (c)  Microfiche, microfilm and electronic image scanning equipment.

     (d)  Electronic data and image storage media and related storage costs.

     (e) Record retention, retrieval and destruction costs, including, but not limited to exit fees charged by third party record keeping vendors.

     (f) Telephone and telecommunication costs, including all lease, maintenance and line costs.

     (g) Programming costs, system access and usage fees, electronic presentment service fees, data and document delivery fees, and other related fees and costs which relate to the printing and delivery of the following documents to Shareholders and to each Shareholder's broker of record:

          (i)  Investment confirmations;

          (ii) Periodic account statements;

          (iii) Tax forms; and

          (iv) Redemption checks.

     (h) Printing costs, including, without limitation, the costs associated with printing stationery, envelopes, share certificates, checks, investment confirmations, periodic account statements, and tax forms.

     (i) Postage (bulk, pre-sort, ZIP+4, bar coding, first class), certified and overnight mail and private delivery services, courier services and related insurance.

     (j)  Certificate insurance.

     (k) Banking charges, including without limitation, incoming and outgoing wire charges and charges associated with the receipt and processing of government allotments.

     (l)  Check writing fees.

     (m)  Federal Reserve charges for check clearance.

     (n)  Rendering fees.

     (o) Audit, consulting and legal fees which relate to the provision of service hereunder.

     (p) Shareholder information and education mailings, including, but not limited to, periodic shareholder newsletters and tax guides.

     (q)  Duplicate services;

     (r) Such other miscellaneous expenses reasonably incurred by the Transfer Agent in performing its duties and responsibilities.

     (s)  Due diligence mailings.

     (t)  Ad hoc reports.

     The Advisor agrees that postage and mailing expenses will be paid on the day of or prior to mailing. In addition, the Advisor will promptly reimburse the Transfer Agent for any other unscheduled expenses incurred by the Transfer Agent whenever the Fund and the Transfer Agent mutually agree that such expenses are not otherwise properly borne by the Transfer Agent as part of its duties and obligations under the Agreement.

     Out-of-pocket expenses incurred by the Transfer Agent hereunder shall first be allocated among the series portfolios of the AIM Funds based upon the number of open accounts holding shares in such portfolios. Such out-of-pocket expenses that have been allocated to a Portfolio shall be further allocated to the Institutional Class, if any, of such Portfolio based upon the number of accounts holding shares of such Class relative to the total number of accounts holding shares of all Classes in the Portfolio. The remaining amount of the Portfolio's fiscal year-to-date out-of-pocket expenses shall be further allocated among accounts holding Class A, A3, B, C, P, R, AIM Cash Reserve and Investor Class Shares, as applicable, on the basis of fiscal year-to-date average net assets.

DEFINITIONS

     As used in this Fee Schedule, "AIM Funds" shall mean all investment companies and their series portfolios, if any, comprising, from time to time, The AIM Family of Funds(R).